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                                [ARV LETTERHEAD]

                                                                    Exhibit 99.2

November 13, 2001

Mr. Eric K. Davidson, Principal
Vintage Senior Housing, LLC
359 San Miguel Drive, Suite 300
Newport Beach, CA 92660


Re: November 9, 2001 Amended Conditional Proposal of Vintage Senior Housing, LLC ("Vintage") to Purchase the Assets of American Retirement Villas Properties III, L.P. ("ARVP III") (the "Amended Conditional Offer")

Gentlemen:

         This letter will acknowledge receipt by ARV Assisted Living, Inc., as the managing general partner of ARVP III, of the above-referenced Amended Conditional Proposal.

         In our prior letter to you dated October 31, 2001, we appropriately and specifically asked you for qualification of the capital sources referenced in your highly conditional proposal. To reiterate, we asked you for satisfactory written evidence of Vintage's ability to:

         1. Pay the cash portion of the Purchase Price on a timely basis, without delays;

         2. Obtain on a timely basis HUD's approval of Vintage as a sponsor and its consent to allow Vintage's assumption of the $5,765,157 first mortgage loan on the Chandler Villas property, as well as the ability to obtain sufficient new financing proceeds to satisfy the mortgage indebtedness of $8,005,395 encumbering the Villas Las Posas property that matures on January 1, 2002; and

         3. Deposit as of the opening of escrow nonrefundable earnest money in a substantial amount, to provide the Partnership with assurances that the escrow would close on a timely basis.

        Despite these clearly delineated requests, your Amended Conditional Offer failed to address the concerns that we specified in our prior letter to you and did not provide us with any evidence of Vintage's ability to perform the above. We specifically need to see a loan commitment letter from Heller Financial or other mortgage lender source and satisfactory evidence that you have closed your equity transaction with the investment institution you referenced in your letter.

         In response to the points that you raised in your letter, we do not believe that you have provided us with any information that eliminates the highly conditional nature of your original offer. Although, the Bradford Square sale was eventually completed, extensions of the closing date were required by Vintage. In my mind, closing in a "timely manner" would not necessitate the extensions that Vintage requested. Additionally, a comparison to the Bradford Square transaction in respect to the earnest money deposit that we are requesting is not meaningful. Please keep in mind, that we are providing the limited partners with a competitive alternative where the time frame of a closing is certain and prompt. There was no such alternative to the Bradford Square transaction.
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         The unsubstantiated representations made to us in your letter do not convince us that we should commit financial and management resources to pursuing the Amended Conditional Proposal. Because we have not received a loan commitment letter or evidence that you have raised any equity, you have not established for us that the proposed terms of the Amended Conditional Proposal are viable and that Vintage is a financially qualified buyer capable of performing under those proposed terms.

         Accordingly, the Partnership will not entertain the Amended Conditional Proposal.



Sincerely,



Douglas M. Pasquale
Chairman and Chief Executive Officer